Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA PROVIDES UPDATE ON BARDA CONTRACT FOR LANINAMIVIR OCTANOATE

-ATLANTA, GA – May 8, 2014 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced that last night it received notice from the Department of Health and Human Services Office of Assistant Secretary for Preparedness and Response (ASPR) Biomedical Advanced Research and Development Authority (BARDA), advising the Company of its decision to terminate its contract, which was supporting the development of laninamivir octanoate, for the convenience of the Government. The decision is a result of a recently concluded In-Process Review. No reasons for the termination for convenience were provided to the Company. The Company intends to immediately begin negotiating a final termination settlement with ASPR/BARDA with respect to the termination of the contract.

The Company is developing laninamivir octanoate, a long-acting neuraminidase inhibitor, administered by inhalation via the TwinCaps® dry powder inhaler, for the treatment of influenza A and B under an Investigational New Drug (IND) in the United States. Laninamivir octanoate (Inavir®) has been successfully developed in Japan by the Company’s partner, Daiichi-Sankyo, where it was approved for the treatment and prevention of influenza A and B in 2010 and 2013, respectively. Since its launch in 2010, Inavir® has become the leading antiviral used to treat influenza in Japan.

Since the initiation of the contract with BARDA in April 2011, the Company has advanced the development of laninamivir octanoate under its IND as follows:

●	completed three Phase 1 clinical trials (ADME, Safety and Pharmacokinetics in Chronic Asthma Patients, and TQT);
●	completed the targeted enrollment in its Phase 2 IGLOO trial on a timely-basis, the top-line results of which are anticipated in the third quarter of 2014;
●	initiated enrollment in a Phase 1/2 trial in pediatric patients;
●	successfully completed required improvements to the TwinCaps® dry powder inhaler; and
●

made significant advancements in the process development and manufacturing facets of the program, such that the installation of a commercial scale filling and finishing line for the manufacture of TwinCaps® inhaler for laninamivir octanoate can be initiated.

“Given the commercial success of Inavir® in Japan over the past several years, the status of the program and with top-line data from the Phase 2 IGLOO trial anticipated in a matter of months, we are somewhat perplexed by this decision,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “Notwithstanding this action, we intend to complete the collection, analysis, and reporting of the data from the IGLOO trial, as well as the recently completed Phase 1 trials. Subject to the results of IGLOO trial, which we expect will be available in the third quarter, we will make a data-driven decision as to the next steps in the development of laninamivir octanoate.”

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections under an IND in the United States; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus. In addition to these clinical-stage development programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. Any statements that are not historical facts may be deemed to be forward-looking statements, including statements related to the anticipated time in which top-line results of the Phase 2 IGLOO trial may be available, when a data-driven decision about the Company’s next steps in the development of laninamivir octanoate may be made, or the Company’s intent to negotiate final settlement terms with ASPR/BARDA. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including the Company, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company’s ability to maintain or obtain the necessary financial resources to continue to develop laninamivir octanoate; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate, and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q’s as filed with the SEC on November 12, 2013 and February 10, 2014.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc., Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009 ♦ Tel: (678) 221-3343